EXHIBIT (l)

December 9, 2005
Utopia Funds
111 Cass Street
Traverse City, MI 49684

Re:	Subscription Agreement for Shares of
Utopia Funds (the “Trust”)
Ladies and Gentlemen:
     Financial & Investment Management Group, Ltd. offers to purchase from the Trust the following shares of beneficial interest of the Trust at $10.00 per share for an aggregate purchase price of $400,000 in cash, all such shares to be validly issued, fully paid and non-assessable upon issuance of such shares and receipt by the Trust of said payment:

Series	Number of Shares
Utopia Growth Fund	10,000
Utopia Balanced Fund	10,000
Utopia Balanced Conservative Fund	10,000
Utopia Yield Income Fund	10,000
     These shares are not being purchased with any present intent of distributing or reselling the same to the public and will be held for the investment of Financial & Investment Management Group, Ltd.

Sincerely,

FINANCIAL & INVESTMENT
MANAGEMENT GROUP, LTD.

By:	/s/ Paul H. Sutehrland

Paul H. Sutherland, President
Accepted and agreed to this
9th day of December, 2005.
UTOPIA FUNDS

By:	/s/ Jonathan M. Mohrhardt

Jonathan M. Mohrhardt, Chief Operating Officer